EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This agreement may be executed in one or more counterparts.

Date: February 8, 2024

THE WESTAIM CORPORATION

By:	/s/ Rob Kittel
	Name:	Rob Kittel
	Title:	Chief Operating Officer

WESTAIM HIIG GP INC.

By:	/s/ Glenn MacNeil
	Name:	Glenn MacNeil
	Title:	Chief Financial Officer